Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp.	James P. Blose, Esq.
21 Scarsdale Road	Executive Vice President,
Yonkers, NY 10707	General Counsel
(914) 771-3220

Hudson Valley Bank, N.A. Announces the Sale of
A.R. Schmeidler & Co., Inc.

YONKERS, N.Y. – Hudson Valley Bank (HVB), a wholly-owned subsidiary of Hudson Valley Holding Corp. (NYSE: HVB), announced today the sale of A.R. Schmeidler & Co., Inc. (ARS), HVB’s wholly-owned registered investment advisor and broker dealer firm to Pine Street Asset Management, through their subsidiary Artemis US IV LLC.

Acquired by HVB in 2004, ARS has served as investment management service provider to HVB’s high net worth customers and trusts.    “By affiliating with Pine Street, ARS will have direct access to their platform which will allow ARS to offer enhanced services and capabilities to better serve their customers,” said HVB President and CEO Stephen R. Brown.  “Pine Street, with offices in Toronto and New York City, specializes in providing high net worth individuals and families with a comprehensive range of customized wealth management services,”  Brown added.

At closing, which is expected to occur in January, 2015, HVB will receive a $7 million cash payment, subject to adjustment as provided in the Agreement.  In addition, HVB may receive additional consideration over a period of six years following the closing based upon revenue growth as determined in accordance with the Agreement, to a maximum additional consideration of $8.5 million.

Silver Lane Advisors acted as financial advisor to HVB and Day Pitney LLP served as legal counsel.

About Hudson Valley Holding Corp.
Through its Hudson Valley Bank subsidiary, headquartered in Yonkers, N.Y., Hudson Valley Holding Corp (NYSE:HVB) serves small- and mid-sized businesses, professional services firms, not-for-profit organizations and their principals throughout metropolitan New York. The Company focuses on building strategic relationships with its niche customers, providing a full range of banking, deposit, financing, trust and investment management services, in addition to specialized services, such as asset based lending and equipment financing, across varied industries nationwide. With $3.1 billion in assets, $2.8 billion in deposits and 28 branches, Hudson Valley is the largest bank headquartered in Westchester County. Its common stock is traded on the New York Stock Exchange and is a Russell 3000® Index component. More information is available at www.hudsonvalleybank.com.

Forward looking statements
In this press release, HVB has made various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about items such as new and existing programs and products, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “intends,” “estimates,” “predicts,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” and words of similar import. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 include, but are not limited to, regulatory and other consents necessary to close the transaction in a timely manner or at all, the ability of Pine Street to close the transaction, and adverse economic and other conditions and factors which may affect the closing of the transaction.